EXHIBIT 6.4

                                LICENSE AGREEMENT

         AGREEMENT made and entered into this 10th day of April 1999, by and between JPB Enterprises, Inc., a corporation organized and existing under the laws of the State of Florida, having its principal off ice at 975 S. Congress Avenue, Delray Beach, Fl 33445, hereinafter referred to as 'ENT' and JRB MARKETING OF SOUTH FLORIDA, INC. / DIVERSIFIED RESTAURANT HOLDINGS, INC. a corporation organized and existing under the laws of the State of Florida, having its principal office at 975 S. Congress Avenue, Suite 102, Delray Beach, Fl 33445, hereinafter referred to as 'MKTG'.

                                   WITNESSETH:

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         WHEREAS, ENT possesses technical information and know-how relating to the manufacturing and distribution of artificial greenery and floral arrangements, and owns and has used the trademarks Living Silk and Silk Botanicals; and

         WHEREAS, ENT desires to grant an exclusive license to MKTG and MKTG desires to license the right to market and distribute artificial greenery and floral arrangements with the Living Silk and Silk Botanicals trademarks; and

         NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, it is mutually agreed as follows:

         1.) DEFINITIONS. For the purposes of this Agreement, the following definitions shall apply:

                  a.)The term "trademark" shall mean the Living Silk and Silk Botanicals trademarks used in connection with the manufacture and distribution of the artificial greenery and floral arrangements.

                  b.) The term "affiliate" shall mean any corporation 50 percent or more of the outstanding voting stock of which is, at the time in question, owned by ENT or an affiliate or affiliates of ENT.

                  c.) The term "net sales" shall mean the actual invoice cost of product exclusive of other charges such as freight, postage, interest, etc.

         2.) GRANT OF RIGHT TO USE ASSEMBLY PROCESS, ENT hereby grants to MKTG for the term of this Agreement the exclusive right to use ENT's manufacturing process.

         3.) GRANT OF RIGHT TO USE TRADEMARKS AND COPYRIGHT MATERIALS,

                  a.) ENT hereby permits MKTG, during the term of this Agreement, to use the trademarks and its distinctive insignia, shown in Exhibit 'A' attached hereto, and the copyright materials shown on Exhibit 'B' attached hereto, in the advertising and marketing of MKTG's


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business under the terms and conditions specified hereinafter, and for the during of the Agreement, ENT waives the right accruing to it under the trademark to object to such use of the trademark by MKTG.

                  b.) ENT will remain an operating company engaged in manufacturing and distribution of artificial plants, decorative accessories and gifts.

                  c.) There is no territorial restriction upon the use of the trademark by MKTG in conjunction with JRB business.

         4.) RESTRICTIONS ON LICENSEE,

                  a.) Labels or brochures and other marketing materials used by MKTG bearing the trademark shall conform to the requirements of the low of any jurisdiction in which the trademark may be used and shall be subject to the consent of ENT. MKTG shall not make any change in the trademark without prior written consent of ENT.

                  b.) MKTG shall refrain from any act or acts, which may prejudice the validity of the title of ENT to the trademark.

                  c.) In the event of any actual, threatened or suspected infringement of, or other misconduct with respect to any of ENT's Names or Marks oR the confidential and proprietary information, which comes to the attention of MKTG, MKTG shall promptly report the same in writing to ENT and fully advise ENT of all pertinent facts known by MKTG. MKTG agrees to be a named party in any demand, suite or action which ENT may determine to institute in connection with such matters. In addition, MKTG is named as a party in any suite or action in which any part of the intellectual property is alleged to violate the rights of any other person, MKTG shall promptly report that in writing to ENT and fully advise ENT of all facts known by MKTG about it. MKTG shall, at its expense, take over the defense of any such action and maintain and control such defense, and shall further, at its expense, solely determine how to respond to any such challenge, whether to institute any demand, suite or action, and how to maintain or prosecute it. In


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any such matters MKTG shall cooperate in all ways and take all action and do all things reasonably requested by ENT, and shall take such steps as ENT and MKTG may deem advisable against the infringement or otherwise f or the protection of its rights. MKTG may, at its own expense, defend any suspected infringement.

                  d.) MKTG shall immediately notify ENT in writing concerning, and forward to ENT copies of and otherwise fully advise ENT with respect to, any and all actual or threatened demands, notices, suits or actions or others legal process served on or otherwise coming to the attention of MKTG, and any facts, circumstances or events that might result in a suite or action against ENT or MKTG.

                  e.) MKTG will at all times recognize and enforce the validity of the trademark and the ownership thereof by ENT, and the exclusive right and jurisdiction of ENT to control the use of the trademark. MKTG shall take all appropriate measures for the protection of the trademark, and will not at any time put in issue the validity of the trademark and will faithfully observe and execute all the requirements, procedure and directions of ENT with respect to the use and the safeguarding of the trademark.

                  f.) Upon termination or cancellation of this Agreement, MKTG will not use at any time for any purpose any trademark, trade name, symbol or other like product bearing any resemblance to the trademarks or copyright material licensed hereby.

         5.) PROMOTIONAL ACTIVITIES. MKTG will use all reasonable and proper effort and means to further and preserve the good will and reputation of the trademarks and copyright material.

         6.) TERM. The term of this Agreement shall extend for a period of six
(6) years from the execution hereof. Unless terminated by MKTG within 60 days of the end of any term, this Agreement shall continue for another term of six (6) years.

         7.) COMPENSATION. As consideration and compensation for this License Agreement, MKTG agrees to pay $190,000 (One hundred and ninety thousand dollars) to ENT (payment will be accepted in the form of Preferred Stock of MKTG - see Exhibit " D") f or the assets listed on Exhibit "C" and, in addition, MKTG agrees to pay royalties as follows:

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                  a.) During the term hereof, the license payment will be 5% of the net amount invoiced by MKTG or any affiliate of MKTG f or all artificial greenery and floral arrangements Living Silk sales (hereinafter ref erred to as "net sales") made to any third party with the license payment and report to be made within 30 days of the invoice for such goods sold.

                  b) MKTG is granted six (6) additional six-year terms during which MKTG agrees that it will pay ENT a total royalty payment of one quarter of one (.25%) percent of its net sales revenues per annum, for all artificial greenery and floral Living Silk sales to any third party.

                  c.) For the sole purpose of verifying & confirming monetary obligations hereunder, ENT, at all times, shall be afforded access to the books and records of MKTG and shall be provided copies of all invoices and purchase orders upon request.

                  d.) In the event that MKTG and ENT have a good faith dispute with respect to the amount of any invoice, any particular purchase order, or any other amount due and owing ENT, MKTG shall not be in default hereunder provided MKTG pays any undisputed amount within 30 days of the invoice date and endeavors in good faith to resolve the dispute within 60 days of the invoice date. If a dispute lasts longer than 60 days, an independent accounting firm shall be chosen by mutual agreement to resolve the dispute and the party who is in error (or more in error) shall pay the costs of such firm.

         8.) CANCELLATION.

                  a.) If MKTG is in default of this Agreement, then ENT has the right to cancel the some on sixty (60) days' written notice to MKTG; provided, however, that if MKTG shall cure the breach or default within such sixty (60) day period, the Agreement shall continue in full force and effect.

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                  b.) Upon termination of this Agreement, in addition to
refraining from using the Living Silk trade names and trademarks, MKTG shall not solicit or sell any artificial greenery and floral products or goods to any previous customers on ENT's customer list as provided on date of closing.

                  c.) ENT shall have the right to cancel this Agreement at any time in the event of the appointment of a receiver or trustee in bankruptcy f or MKTG, or in the event MKTG shall take advantage of any insolvency or similar laws.

         9. CONSTRUCTION. This Agreement shall be construed in accordance with the laws of the State of Florida, United States of America.

         10. ASSIGNMENT, This Agreement may not be assigned without the prior written consent of ENT.

         11. NOTICES. Any notice required or permitted to be given under this Agreement by either of the parties hereto shall be deemed to have been sufficiently given for all the purposes hereof if mailed by registered mail, postage prepaid, addressed to the party to be notified at its address shown at the beginning of this Agreement or at such other address as may be furnished to the notifying party in writing.

         IN WITNES5 WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

WITNESSES:                      JRB ENTERPRISES, INC.

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                                By: Joseph R. Bergmann, President

                                JRB MARKETING OF SOUTH FLORIDA, INC./
                                DIVERSIFIED RESTAURANT HOLDINGS, INC.

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                                By: Joseph R. Bergmann, President

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                                   EXHIBIT "D"

         As payment of the $190,000 (One hundred and ninety thousand dollars) License Fee, ENT agrees to accept Preferred Stock in MKTG under the f allowing terms and conditions:

         1.) Payment of quarterly dividend at the annual rate of 6.0%.

         2.) Dividend will be cumulative and have priority over Common Stock.

         3.) Preferred Stock will not be convertible and shall have no voting rights.

         4.) Preferred Stock will have a value of $100.00 per share.

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